Exhibit 99.4

Shareowner Services P.O. Box 64945 C O M M E R C E C O R P St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :INTERNET/MOBILE – www.proxypush.com/htbk Use the Internet to vote your proxy. (PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy. * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by March 25, 2026. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. A proposal to approve the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025, by and between For Against Abstain Heritage Commerce Corp (“Heritage”) and CVB Financial Corp (“CVBF”) (the “merger agreement”), and the transactions contemplated thereby, including the merger of Heritage with and into CVBF and the cancellation of each outstanding share of Heritage common stock, other than excluded shares, in exchange for the right to receive 0.65 shares of CVBF common stock (the “Heritage merger proposal”). 2. A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heritage’s named executive officers that is based on For Against Abstain or otherwise relates to the transactions contemplated by the merger agreement (the “Heritage compensation proposal”). 3. A proposal to adjourn the Heritage special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not For Against Abstain sufficient votes to approve the Heritage merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Heritage shareholders (the “Heritage adjournment proposal”). THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. This proxy card contains discretionary authority to your proxy to vote your shares on any other matter of which may be properly presented for action at the Special Meeting. Date    Address Change? Mark box, sign, and indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HERITAGE COMMERCE CORP SPECIAL MEETING OF SHAREHOLDERS Thursday, March 26, 2026 8:00 A.M. PDT To register for the virtual meeting, please follow the instructions below: • Visit register.proxypush.com/HTBK on your smartphone, tablet or computer. • As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. • After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting. Heritage Commerce Corp. C O M M E R C E C O R P 224 Airport Parkway San Jose, CA 95110 Proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on March 26, 2026. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the Heritage merger proposal (Item 1), the Heritage compensation proposal (Item 2) and the Heritage adjournment proposal (Item 3). By signing the proxy, you revoke all prior proxies and appoint Robertson Clay Jones and Jack W. Conner, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Special Meeting and all adjournments. See reverse for voting instructions.